STEMCELLS, INC. EXPLORING ACQUISITION OF PROGENITOR CELL THERAPY, LLC

PALO ALTO, Calif., December 3, 2007 – StemCells, Inc. (NASDAQ: STEM) today announced it is exploring the acquisition of privately held Progenitor Cell Therapy, LLC (“PCT”), a leading provider of cGMP-quality cell processing services headquartered in Hackensack, NJ. The potential acquisition, the terms of which are still being negotiated by the parties, would combine PCT’s revenue generating cGMP-quality cell processing and contract manufacturing business with the cell-based research and development programs of StemCells. PCT has agreed to a period of exclusivity to allow the parties to complete due diligence and negotiate definitive agreements for the proposed transaction. In consideration thereof, StemCells has agreed to make a secured loan of $3.8 million to PCT to bridge some of PCT’s planned capital needs as it pursues its own growth strategy.

StemCells currently has a contract with PCT for various cell processing services, including for the processing of HuCNS-SC® cells used in the Company’s ongoing Phase I clinical trial for neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten’s disease).

About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the nervous system, liver and pancreas. The Company’s programs seek to repair or repopulate neural, liver or other tissue that has been damaged or lost as a result of disease or injury. StemCells has pioneered the discovery and development of HuCNS-SC® cells, its highly purified, expandable population of human neural stem cells. StemCells is currently conducting a Phase I clinical trial of its proprietary HuCNS-SC product candidate as a treatment for neuronal ceroid lipofuscinosis (NCL) and has enrolled five of the six patients planned for the trial. NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. StemCells owns or has exclusive rights to more than 53 issued or allowed U.S. patents and more than 150 granted or allowed non-U.S. patents. Further information about the Company is available on its web site at: www.stemcellsinc.com.

About Progenitor Cell Therapy, LLC
Progenitor Cell Therapy, LLC (PCT) is an internationally recognized company providing cost-effective, turnkey solutions for the development, manufacture and commercialization of cell-based therapies. With manufacturing facilities in New Jersey and California and a team of experienced professionals, PCT provides current Good Manufacturing Practices (cGMP)-compliant services for clients from all over the world. With over 125 years of combined management experience in all areas of cell therapy development, PCT has performed over 30,000 cell therapy procedures for over 100 clients in the 10 years since its formation.  More information is available at www.progenitorcelltherapy.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements regarding, among other things, StemCells’ possible acquisition of PCT and the loan made by StemCells to PCT. These forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. StemCells and PCT have not reached agreement on the terms of the possible acquisition and may not be able to do so. In addition, any acquisition would likely be subject to approval by the stockholders of StemCells and the members of PCT, and there can be no assurance that any such required approval would be obtained. The exclusivity arrangements are of limited duration and may not be sufficient to prevent a third party from acquiring PCT. PCT expects to repay the loan out of future cash flows and future equity or debt financings, none of which may be achieved, which could prevent repayment of the loan. The acquisition, if achieved, would be dilutive to StemCells’ stockholders and might fail to produce the desired benefits for StemCells. The Company’s actual results in regard to its ability to consummate the acquisition or to achieve the expected benefits of the acquisition or repayment of the loan may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which StemCells is subject, including those described above and other factors that are described under the heading “Risk Factors” in Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q.

Contact:

StemCells, Inc.
Rodney Young, 650-475-3100 ext 105
Chief Financial Officer
irpr@stemcellsinc.com